EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Energous Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Cass Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share	Rule 457(c) and Rule 457(h)	186,226(2)	$1.79(3)	$333,344.54	$.00014760	$49.20
Total Offering Amounts					$333,344.54		$49.20
Total Fee Offsets							$0.00
Net Fee Due							$49.20

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers any additional shares of common stock, par value $0.00001 per share (“Common Stock”), of Energous Corporation (the “Registrant”) that may become issuable in respect of the securities identified in the above table by reason of any future stock splits, stock dividends or similar adjustments of the Common Stock. Share amounts reflect the 1-for-20 reverse stock split of the Common Stock that became effective on August 16, 2023.

(2)	Represents (i) 50,000 shares that may be issued under the Registrant’s 2013 Equity Incentive Plan; (ii) 14,716 shares that may be issued under the Registrant’s Employee Stock Purchase Plan; and (iii) 121,510 shares that may be issued under the Registrant’s 2017 Equity Inducement Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.79, based on the average of the high sales price ($1.85) and low sales price ($1.72) of the Common Stock as reported on The Nasdaq Capital Market on March 25, 2024.